FOR IMMEDIATE RELEASE

CONTACTS: The Hoyt Organization, (310) 373-0103 Kent Barrett, kbarrett@hoytorg.com Katherine Carson, kcarson@hoytorg.com

HEATWURX® FRANCHISES DR. PAVE WORLDWIDE, LLC’S

ASPHALT REPAIR AND RESTORATION SERVICE

Franchisees across the nation to be exclusive providers of patented asphalt repair technology

GARDENA, Calif. - Aug. 7, 2014 - Heatwurx®, Inc. (OTCQB:HUWX), a premier developer of patented eco-friendly asphalt restoration and permanent repair technology, has begun selling franchises of its service provider, Dr. Pave Worldwide, LLC, a wholly-owned subsidiary of Heatwurx which specializes in the permanent and cost-effective repair of distressed asphalt surfaces.

In the last six months alone, Dr. Pave, LLC, a wholly-owned subsidiary of Heatwurx, has completed hundreds of asphalt repairs on commercial properties, private roads and public roadways. During that time, the company repaired and restored public roadways in a number of California utilities and municipalities, including the cities of Long Beach, Arcadia, Redlands, Rosemead, Camarillo and Thousand Oaks, as well as San Bernardino County and Riverside Counties.

By franchising the Dr. Pave’s service, Heatwurx will join forces with local owners to permanently and cost-effectively repair driving surfaces around the country.

“The last six months have shown that franchisees can count on multiple potential revenue sources. During this period, we’ve also reaffirmed the quality of our technology and business concept, both of which have been designed and perfected over the course of years,” said Heatwurx Chief Executive Officer Dave Dworsky. “By making these services available through franchise owners, we greatly expand Dr. Pave’s ability to serve more cities throughout the country.”

Dworsky points out that 93 percent of the nation’s 2.6 million miles of roads are paved with asphalt and that distressed asphalt - potholes, in particular - cause $6 billion in automobile damage each year.

As a result, local communities and businesses are always seeking, but rarely finding, cost-effective methods to permanently repair and restore roadways, parking lots, walkways and paths. Using Heatwurx’ patented technology, the Dr. Pave process is the first to give them the results they are looking for.

Dr. Pave, which guarantees its repairs for 24 months, is the only asphalt restoration provider to offer this type of warranty. Since the repairs are guaranteed to last up to eight times longer than traditional repairs, which have a life expectancy of 3-6 months, franchisees can deliver immeasurable long-term savings to their customers.

“The industry has been temporarily fixing potholes and distressed asphalt the same way for 60 years. These outdated methods are simply not effective. Our team will ensure that each Dr. Pave franchisee is fully-trained and certified to the highest level of asphalt repair and able to offer something that’s not otherwise available in their local markets,” Dworsky said. “A franchisee will find business just about anywhere they can drive a car.”

The process uses Heatwurx-designed infrared heaters to bring the damaged asphalt or pothole, as well as a portion of the surrounding pavement, to 400 degrees. Heatwurx’ proprietary oil strips and polymers, along with a small amount of recycled asphalt, are then added and mixed “in place” using Heatwurx’ patented processor. Once the area is re-graded it forms a seamless, water-resistant, permanent repair. Two workers can complete the job in less than 30 minutes, after which a car or bicycle can ride over the repair and not know it’s there.

Each franchisee will participate in an intensive training program - “Dr. Pave University” - that combines online courses, in-person instruction and on-site repair work. The program includes a five-day certification course at Heatwurx headquarters in Gardena, Calif.  As part of the franchising program, Dr. Pave experts will also provide start-up marketing and public relations assistance, as well as equipment financing and numerous other support services.

Dr. Pave has retained Chicago-based 1492 Group, a specialist in helping the world’s most innovative companies expand their services through franchising, to make the Dr. Pave brand, technology and training available throughout the country. Prospective franchisees can learn more by contacting Kris Simonich at (630) 416-8109 or kris@dr-pave.com.

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About Heatwurx:

Headquartered in Gardena, California, HEATWURX® (OTCQB:HUWX) is the premier developer of eco-friendly patented preservation and repair equipment designed to outperform alternative methods of pavement repair. As worldwide demand for sustainability continues to increase, HEATWURX is committed to providing superior solutions that reduce consumption of raw materials by re-using existing asphalt, extending the life of asphalt pavements, and decreasing the costs of recurring repairs. A leader in the pavement preservation industry, HEATWURX is proud to be identified by the Technology Implementation Group (TIG) of the American Association of State Highway and Transportation Officials (AASHTO) as an additionally selected technology. For more information, visit www.heatwurx.com or call 310-324-4513.

About Dr. Pave:

Dr. Pave offers asphalt restoration services, utilizing eco-friendly and innovative HEATWURX asphalt repair technology. The HEATWURX method provides increased durability for any asphalt road or parking lot and is cost competitive to traditional repair methods. Its infrared heating system reheats existing asphalt to allow cracks and holes to seamlessly fuse together providing a water resistant and permanent repair. www.dr-pave.com

FORWARD-LOOKING INFORMATION

This press release contains forward-looking information with regard to the future operations of HEATWURX (OTCQB: HUWX).  The particular forward-looking information that is included in this press release that is not historical is subject to a number of risks and uncertainties, and actual results may differ materially. The actual results realized by HEATWURX could differ materially from the information included in this press release, depending in particular upon the risks and uncertainties described in the filings made by HEATWURX with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on this forward-looking information, which speak only as of the date hereof. HEATWURX undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.